CONTACT:	Kim Detwiler UNIVEST CORPORATION OF PENNSYLVANIA Vice President, Director of Corporate Communications 215-721-8396 detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES FOURTH QUARTER DIVIDEND

SOUDERTON, Pa, November 22, 2006 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., board of directors declared today a $.20 per share quarterly cash dividend to be paid on January 2, 2007 to shareholders of record as of December 4, 2006. This is an increase of $.01 or 5.3% over the same period last year.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Univest also provides a shareholder services page to assist shareholders in managing their investments in Univest stock.

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania celebrated its 130th anniversary in 2006. Univest and its subsidiaries offer a wide range of financial services to individuals, businesses, municipalities and non-profit organizations throughout the region and provide support and leadership in their communities. Univest operates 35 financial service centers, 12 retirement community financial service centers, and 41 ATM locations in Bucks and Montgomery counties and two insurance divisions - B.G. Balmer & Co., Inc. and Donald K. Martin & Company - in Chester County.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.